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                                                         EXHIBIT (11)

                                        THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                        ---------------------------------------------
                                              Computation of Earnings Per Share
                                              ---------------------------------

Amounts in millions except per share amounts

                                                                     Three Months Ended              Six Months Ended
                                                                         December 31                    December 31
                                                                     2003            2002            2003           2002
                                                                 ------------    ------------   -------------   ------------
BASIC NET EARNINGS PER SHARE
----------------------------
Net earnings                                                     $      1,818    $      1,494   $       3,579   $      2,958
Preferred dividends, net of tax benefit                                    32              31              65             63
                                                                 ------------    ------------   -------------   ------------
Net earnings available to common shareholders                    $      1,786    $      1,463   $       3,514   $      2,895
                                                                 ============    ============   =============   ============

Basic weighted average common shares outstanding                      1,295.5         1,297.0         1,296.1        1,298.5
                                                                 ============    ============   =============   ============

Basic net earnings per common share                              $       1.38    $       1.13   $        2.71   $       2.23
                                                                 ============    ============   =============   ============

DILUTED NET EARNINGS PER SHARE
------------------------------
Net earnings                                                     $      1,818    $      1,494   $       3,579   $      2,958
Deduct preferred dividend impact on
      funding of ESOP                                                       2               3               3              5
                                                                 ------------    ------------   -------------   ------------
Diluted net earnings                                             $      1,816    $      1,491   $       3,576   $      2,953
                                                                 ============    ============   =============   ============

Basic weighted average common shares outstanding                      1,295.5         1,297.0         1,296.1        1,298.5
Add potential effect of:
      Conversion of preferred shares                                     82.5            85.4            82.9           85.8
      Exercise of stock options                                          22.4            20.2            20.6           20.6
                                                                 ------------    ------------   -------------   ------------

Diluted weighted average common shares outstanding                    1,400.4         1,402.6         1,399.6        1,404.9
                                                                 ============    ============   =============   ============

Diluted net earnings per common share                            $       1.30    $       1.06   $        2.56   $       2.10
                                                                 ============    ============   =============   ============
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